UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                 )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2023

On March 30, 2023, Charles River Laboratories International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 9, 2023. The Company is filing this supplement to the Proxy Statement (the “Supplement”) solely to update certain information relating to our commitment to annually publish a report describing the efforts we are taking to reinforce confidence that the non-human primates we import are purpose-bred in accordance with applicable laws.

PROPOSAL FIVE—SHAREHOLDER PROPOSAL

Our Commitment to Reporting Annually Regarding Non-Human Primates Importation Practices

We are steadfastly opposed to the illegal importation of non-human primates that are not purpose-bred into the United States. In furtherance of that objective, we are committed to dedicating our resources to collaborate with the U.S. government and our industry partners to develop and implement additional procedures to reasonably ensure the non-human primates we import are purpose-bred in accordance with applicable laws.

We are committed to ongoing engagement with our shareholders and every year reach out to, at a minimum, our 25 largest shareholders (generally reflecting shareholders holding more than 50% of our outstanding stock) to ask for their perspectives. From our most recent engagements, it became clear that shareholders would appreciate and benefit from additional disclosure about our non-human primate importation practices to better understand how we are managing related risks. In response to the feedback, starting in 2024, we intend to provide shareholders with an annual report from our Board describing the efforts we are taking to reinforce confidence that the non-human primates we import are purpose-bred in accordance with applicable laws.

Development of the additional procedures in collaboration with the U.S. government and our industry partners is an on-going process. However, understanding that shareholders have an interest in our disclosure intentions, we want to be clear and transparent that the development of this annual report will involve consultation with the Company’s shareholders to ensure that shareholder voices are heard, their feedback is carefully evaluated, and their concerns are reflected in the development of the report. We plan to actively engage with our shareholders for input as to what content would be most valuable. From a preliminary perspective, some examples of report content to be considered (and which we will discuss during our future shareholder outreach) include:

•	Describing the process through which we arrived at new procedures that are implemented;

•	A detailed description of the new procedures;

•	Our Board of Directors’ oversight of non-human primate importation practices and our procedures;

•	Senior management involvement and responsibility in developing, implementing and complying with the new procedures;

•	Disclosure of our non-human-primate supplier due diligence procedures;

•	Disclosure of our non-human primate supplier management standard operating procedures;

•	Disclosure of our non-human primate supplier audit processes; and

•	The development, and tracking and disclosure of metrics for measuring our success in this area.

These examples are intended to be representative only and should not be viewed as a complete or finalized list of disclosure items for the report, given our plan for shareholder engagement.

We expect disclosure of this information to evolve on an ongoing basis as we continue dialogue as part of our annual shareholder outreach efforts and we look forward to engaging with our shareholders on this and other topics. As noted in the Proxy Statement, the Company provides shareholders and other interested parties with a direct and open line of communication to the Board. Any shareholder who wants to provide input on this topic may contact the Lead Director, Mr. George Massaro, any other directors, or the independent members of the Board as a group through our Lead

Director, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com.

We have confidence that this annual report will reinforce to our shareholders our long-standing commitment to animal welfare and provide increased transparency as to our procedures surrounding our non-human primates importation practices, including our proper management of related risks.

IMPORTANT INFORMATION

This Supplement does not change or update any of the other disclosures contained in the Proxy Statement. Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about May 1, 2023.

This information is intended to supplement the Proxy Statement, which was furnished in connection with the solicitation of proxies by the Board for use at the 2023 Annual Meeting. You are encouraged to consider this additional information as you cast your vote on the shareholder proposal to publish a report on non-human primates imported by the Company (Proposal 5).

The Board of Directors unanimously recommends a vote “AGAINST” Proposal 5.

The Company has filed with the Securities and Exchange Commission and provided to its shareholders the Proxy Statement and additional solicitation material in connection with the 2023 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of these documents may also be obtained free of charge through the Securities and Exchange Commission website at www.sec.gov and through the Company website www.criver.com/annual2023.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.